Exhibit 6.6

EXECUTION COPY

ASSET PURCHASE AGREEMENT

By and among

ELITE BEVERAGE INTERNATIONAL, INC.

(As Seller)

And

STELLAR SPIRITS AND WINES, INC.

(As Buyer)

Dated As of June 1, 2024

Page

1.	DEFINITION AND USAGE		1
	1.1	Definition	1
	1.2	Other Defined Terms	7
	1.3	Usage	8

2.	SALE AND TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES		9
	2.1	Assets to Be Sold	9
	2.2	Excluded Assets	10
	2.3	Liabilities	10
	2.4	Third Party Consents	11

3.	RESERVED		12

4.	CLOSING		12
	4.1	Closing	12
	4.2	Closing Obligations	12

5.	REPRESENTATIONS AND WARRANTIES OF SELLER		13
	5.1	Organization and Good Standing	13
	5.2	Enforceability; Authority; No Conflict	14
	5.3	Ownership of Seller	14
	5.4	Financial Statements	14
	5.5	Books and Records	14
	5.6	Sufficiency of Assets	15
	5.7	Description of Owned Real Property	15
	5.8	Leased Real Property	15
	5.9	Title to Assets; Encumbrances	15
	5.10	Conditions of Facilities	15
	5.11	Accounts Receivable	16
	5.12	Inventories	16
	5.13	No Undisclosed Liabilities	16
	5.14	Taxes	16
	5.15	No Material Adverse Change	16
	5.16	Employee Benefits	16
	5.17	Compliance with Legal Requirements; Governmental Authorizations	16
	5.18	Legal Proceedings	17
	5.19	Absence of Certain Changes and Events	17
	5.20	Contracts; No Defaults	19
	5.21	Insurance	19
	5.22	Environmental Matters	20
	5.23	Employees	21

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Page

	5.24	Labor Disputes; Compliance	21
	5.25	Intellectual Property Assets	23
	5.26	Compliance with the Bribery Laws, Expert Laws, Anti-Terrorism Laws	24
	5.27	Supplies; Customers; Product Liability; Product Labeling	24
	5.28	Relationships with Related Persons	24
	5.29	Brokers or Finders	25
	5.30	Warehouse Agreements	25
	5.31	Disclosure	25
	5.32	No Other Representations	25

6.	REPRESENTATIONS AND WARRANTIES OF BUYER		25
	6.1	Organization and Good Standing	25
	6.2	Authority; No Conflict	25
	6.3	Certain Proceedings	26
	6.4	Brokers or Finders	26

7.	COVENANTS OF SELLER PRIOR TO CLOSING		26
	7.1	Access and Investigation	26
	7.2	Operation of the Business of Seller	26
	7.3	Negative Covenant	28
	7.4	Required Approvals	28
	7.5	Notification	28
	7.6	No Negotiation	28
	7.7	Change of Name	28
	7.8	Payment of Liabilities	29
	7.9	[RESERVED]	29
	7.10	WARN Act	29
	7.11	RESERVED]	29

8.	COVENANTS OF BUYER PRIOR TO CLOSING		29

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Page

9.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		29
	9.1	Accuracy of Representation	29
	9.2	Seller’s and Parent Company’s Performance	29
	9.3	Consents	29
	9.4	Additional Documents	30
	9.5	No Proceedings	30
	9.6	Transition Services Agreement	30
	9.7	Title Insurance	30
	9.8	Governmental Authorizations	30
	9.9	Environmental Report	30
	9.10	Employees	30
	9.11	Due Diligence	30

10.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		31
	10.1	Accuracy of Representations	31
	10.2	Buyer’s Performance	31
	10.3	No Injunction	31
	10.4	TTB Applications	31
	10.5	Distilled Spirits Bond	31
	10.6	Utilities	31

11.	TERMINATION		31
	11.1	Termination Events	32
	11.2	Effect of Termination	32

12.	ADDITIONAL COVENANTS		32
	12.1	Employees and Employee Benefits	32
	12.2	Payment of All Taxes Resulting From Sale of Assets by Seller	34
	12.3	Payment of Other Retained Liabilities	34
	12.4	RESERVED	35
	12.5	Retention of and Access to Records	35
	12.6	Further Assurances	35
	12.7	Refunds and Remittances	36
	12.8	Insurance	35
	12.9	IT Transition	35

13.	INDEMNIFICATION; REMEDIES		36
	13.1	Survival	36
	13.2	Indemnification and Reimbursement by Seller and Parent Company	36
	13.3	Indemnification and Reimbursement by Seller and Parent Company - Environmental Matters	37
	13.4	Indemnification and Reimbursement by Buyer	37
	13.5	Limitations of Liability – Seller	38
	13.6	Time Limitations	39
	13.7	RESERVED	39
	13.8	Third-Party Claims	39
	13.9	Other Claims	40
	13.10	Non-Scheduled Assets	40
	13.11	Exclusive Remedy	40

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Page

14.	CONFIDENTIALITY		41
	14.1	Confidential Information	41

15.	GENERAL PROVISIONS		41
	15.1	Expenses	41
	15.2	Public Announcements	41
	15.3	Notices	41
	15.4	Jurisdiction; Service of Process; Waiver of Jury Trial	42
	15.5	Enforcement of Covenants	42
	15.6	Waiver; Remedies Cumulative	42
	15.7	Entire Agreement and Modification	42
	15.8	Assignments, Successors and No Third-Party Rights	43
	15.9	Severability	43
	15.10	Governing Law	43

EXHIBITS
Exhibit A	- Sample Calculation of the Seller’s Working Capital as per August 31, 2011
Exhibit B	- Valuation Methodology of _________________
Exhibit C	- Form of Escrow Agreement
Exhibit D	- List of Equipment
Exhibit E	- List of Assumed Contracts
Exhibit F	- [Reserved]
Exhibit G	- Excluded Assets
Exhibit H	- Allocation of Purchase Price Methodology
Exhibit I	- Form of Recordable Limited Warranty Deed
Exhibit J	- Form of Guarantee
Exhibit K	- List of Employees

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT made and entered into on the 1st day of June 2024, by and among Elite Beverage International, Inc., a California corporation (“Seller”) and Stellar Spirits and Wines, Inc., a California corporation (“Buyer”).

RECITALS

A.       Seller operates an import business for customized and ultra-premium grade spirits consisting of the Comisario Brand of Tequila.

B.       Seller and Buyer entered into a Brand Purchase Agreement dated as of the 15th day of June, 2023 pursuant to which Buyer acquired the Comisario Brand (the “Brand”) in exchange for not less than 300,000,000 shares of Buyer’s common stock valued at $1.00, based upon a new Brand Valuation made on behalf of Seller. The final number of shares would be determined by the number of Elite shareholders at June 1, 2024. Seller desires to transfer to Buyer, and Buyer desires to receive from Seller, substantially all the assets of Seller used or held for use by it in connection with the Brand on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1. DEFINITIONS AND USAGE

1.1       Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” – all trade accounts receivable and other rights to payment from customers of Seller related to the Brand, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered.

“Affiliate” – with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “Control” includes the power to direct the management and policies of a Person.

“Anti-Terrorism Law” – any Legal Requirement relating to terrorism or money laundering, including Executive Order 13224, the USA Patriot Act, Legal Requirements administered by the U.S. Treasury Department Office of Foreign Asset Control, and Legal Requirements implementing or comprising the Bank Secrecy Act, as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended or replaced, including but not limited to export controls and trade embargoes.

“Appurtenances” – all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of real estate, and all rights existing in and to any streets, above and below ground tunnels, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Best Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement or to expend any material funds or incur any other material burden.

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“Blocked Person” – any Person that (i) is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224, (ii) is owned or controlled by, or acting for or on behalf of any Person that is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224, (iii) is precluded from dealing, or otherwise engaging in any transaction, with another Person by any Anti-Terrorism Law, (iv) commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224, (v) is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) is an Affiliate of, or otherwise associated with, a Person described in clauses (i) through (v) above.

“Breach” – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, as appropriate, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” – any day other than (a) Saturday or Sunday or (b) any other day on which banks in Indianapolis, Indiana are permitted or required to be closed.

“Capital Lease” – any lease or other arrangement relating to property which would be required to be accounted for as a capital lease on a balance sheet prepared in accordance with GAAP.

“Closing Date” - the date on which the Closing actually takes place.

“Closing Date Balance Sheet” – a balance sheet of the Brand prepared as of the Effective Time (but without giving effect to the consummation of the transactions contemplated hereby) in accordance with GAAP. If GAAP, and if later required, in accordance with IFRS permits different methods of preparing any item on the Closing Date Balance Sheet, the methodology used in the Balance Sheet with respect to such item shall be used in the preparation of the Closing Date Balance Sheet, subject, however, to the definitions of Current Assets and Current Liabilities set forth herein. For purposes of preparing the Closing Date Balance Sheet, Buyer and Seller shall jointly conduct within three (3) Business Days after the Closing a physical inventory of all inventories of the Brand (including goods in barrels, tanks and in bulk) included in Current Assets. The results of such inventory (adjusted for any transaction occurring after the Closing) shall be used in determining the amount of Current Assets at Closing to be included in the Closing Date Balance Sheet.

“Closing Date Working Capital” – the amount by which Current Assets exceed Current Liabilities. In determining Closing Date Working Capital, Current Assets and Current Liabilities shall be derived solely from the Closing Date Balance Sheet. A sample calculation of the Seller’s working capital as per June 1, 2024 is attached hereto as Exhibit A.

“Code” – the Internal Revenue Code of 1986.

“Commonly Used Assets” – assets of Seller that are used in both the Bottling and Packaging Business and the Brand.

“Consent” – any approval, consent, ratification, waiver or other authorization.

“Contract” – any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Current Assets” – those assets of Seller that are used or held for use by Seller at the Effective Time in connection with the Brand and that are included in the Assets and that GAAP requires be designated as current assets on a balance sheet, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Balance Sheet as if such accounts were being prepared and audited as of a fiscal year end, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Seller’s Affiliates. Notwithstanding the foregoing, in all inventories included in Current Assets shall be valued at the lower of cost or market and (i) the cost of inventories of neutral grain spirits, and all Tequila stock (“Tequila”) shall be valued at the lower of cost or market (ii) the market price of inventories of Agave grain shall be valued at the lower of cost or market.

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“Current Liabilities” – those liabilities of Seller at the Effective Time incurred in connection with the Brand that are included in Assumed Liabilities and that GAAP requires be designated as current liabilities on a balance sheet, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Balance Sheet as if such accounts were being prepared and audited as of a fiscal year end.

“Disclosure Schedule” – the disclosure schedule of Seller attached hereto.

“Effective Time” - 12:01 a.m., Los Angeles, CA time on the Closing Date.

“Encumbrance” – any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” – any cost, damages, expense, Liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions required by any Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or

(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law;

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” – any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resources extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

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(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of waters that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Equipment” – all machinery and equipment of every kind owned or leased by Seller and related to the Brand and the Bottling and Packaging Business (wherever located and whether or not carried on Seller’s books) together with, to the extent assignable, any express or implies warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“ERISA” – the Employee Retirement Income Security Act of 1974

“Facilities” or, individually, a “Facility” – any real property, leasehold or other interest in real property currently owned or operated by Seller related to the Brand and the Bottling and Packing Business including the Tangible Personal Property and Equipment used or operated by Seller at the respective locations of the Real Property specified in Section 5.7. Notwithstanding, the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 5.22 and 13.3. “Facilities” and “Facility” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including but not limited to property associated with the Bottling and Packaging Business, and also including the Tangible Personal Property and Equipment used or operated by Seller at the respective locations of the Real Property specified in Section 5.7.

“GAAP” – generally accepted accounting principles in the United States consistently applied.

“Governmental Authorization” – any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, sated, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitle or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Guarantee” – any absolute or contingent Liability of a Person under any guarantee, agreement, endorsement, discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon or in respect of any Indebtedness of any other Person.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Material (a) in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities; or (b) by Seller or any third party for whose conduct Seller is or may be liable.

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“Hazardous Material” – any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“IFRS” – International Financing Reporting Standards which are issued to the International Accounting Standards Board which were issued to bring consistency and integrity to accounting standards and practice regardless of the company or the country.

“Improvements” - all buildings, structures, fixtures and improvements including those under construction.

“Indebtedness” – without duplication, (i) all debts and liabilities of a Person for borrowed money (whether in respect of principal, interest, fees, expenses or other amounts), (ii) all Capital Leases of that Person, (iii) all debts and liabilities of that Person representing the deferred acquisition cost of property and services, and (iv) all Guarantees given by that Person.

“Independent Accountants” – BF Borges CPA PC, Lakewood, Colorado

“Inventories” – all inventories of Seller related to the Brand, wherever located, including Tequila Stock, Grain Stock and Coal Stockpiles, all finished goods (including goods in barrels, tanks and in bulk (, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods related to or in connection with the Brand.

“IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Lease” – any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property or Equipment.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multination or other constitution, law, ordinance, principle of common law, code, regulation, statue or treaty.

“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or un-accrued, disputed or undisputed, liquidate or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

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“Personal Consent” – consent, in a form acceptable to Buyer, of each of Steve Rice and Luis Cota to the transactions contemplated by this Agreement.

“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person” – with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person; (b) any Person that holds a 5% or greater interest in such specified Person; (c) each Person that serves as a director, officer, member, manager, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a 5% or greater interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, “control” (including “controlling,” controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933.

“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” – with respect to a particular Person, any director, officer, manager, member, employee, agent, consultant, advisor, accountant, financial advisor, legal counselor or other representative of that Person.

“SEC” – the United States Securities and Exchange Commission

“Seller Contract” – any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Tangible Personal Property” – all tolls, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories or Equipment) of every kind owned or leased by Seller and related to the Brand (wherever located and whether or not carried on Seller’s books), together with, to the extent assignable, any express or implied warranty b the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

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“Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract addressing the manner in which any taxes, fees, assessments, levies, tariffs, charges or duties are to be allocated among or paid by the parties thereto.

“Tax Returns” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of a compliance with any Legal Requirement relating to any Tax.

“Third Party” – a Person that is not a party to this Agreement

“Third Party Claim” – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” – a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release

1.2 Other Defined Terms

The following initially capitalized terms are defined in the sections referenced adjacent to such terms in this Section 1.2 below:

Defined Term	Section
Active Employees	12.1(a)
Assets	2.1
Assignment and Assumption Agreement	4.2(a)(ii)
Assumed Contract	2.1(f)
Assumed Liabilities	2.3(a)
Balance Sheet	5.4
Bill of Sale	4.2(a)(i)
Bottling and Packing Business	Third Recital (C)
Bulk Sales Laws	7.10
Buyer	Introductory Paragraph
Buyer Indemnified Persons	13.2
Buyer’s Closing Documents	6.2(a)
Buyer Group	7.1(a)
Cap	13.5(a)
Closing	4.1
COBRA	5.16(g)
Competing Business	5.28
Confidential Information	14.1
Copyrights	5.25(a)
Damages	13.2
Deductible	13.5(a)
Dispute Notice	3.2(b)
Dispute Period	3.2 (b)
Brand	Second Recital (B)
Employee Plans	5.16(a)

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Employment Loss	13.2(a)(vii)
ERISA Affiliate	5.16(a)
Excluded Assets	2.2

Defined Term	Section
Hired Active Employees	12.1(b)(i)
Indemnified Person	13.8(a)
Indemnifying Person	13.8(a)
Insured Exception	7.11(c)
Intellectual Property Assets	5.25(a)
Interim Balance Sheet	5.4
Leased Property	5.8
Marks	5.25(a)
Net Names	5.25(a)
Non-Real Estate Encumbrances	5.9(a)
Outside Closing Date	11.1(t)
Patents	5.25(a)
Permitted Encumbrances	5.9(b)
Permitted Non-Real Estate Encumbrances	5.9(a)
Permitted Real Estate Encumbrances	5.9(a)
Position Statement	3.2(c)
Post-Closing Delivery	3.2(a)
Proprietary Software	5.25(i)
Real Estate Encumbrances	5.9(a)
Recorded Documents	7.11(a)
Resolution Period	3.2(d)
Retained Liabilities	2.3(d)
Seller	Introductory Paragraph
Seller’s Closing Documents	5.2(a)
Survey	7.11(a)
Third-Party Software	5.25(i)
Title Commitment	7.11(a)
Title Insurer	7.11(a)
Trade Secrets	5.25(a)
Transition Period	12.10
Warehouse Agreements	5.20(a)(xiii)
WARN Act	5.23(b)

1.3 Usage

(a)       Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) the headings of articles and sections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof, (vi) “hereunder,” “hereof,” “hereto,: and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description proceeding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

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(b)       Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)       Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. TRANSFER OF ASSETS: ASSUMPTION OF LIABILITIES

2.1 Assets to be Transferred

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located related to the Brand, including the following (but excluding the Excluded Assets):

(a) the Real Property described in Schedule 5.7;

(b) all Tangible Personal Property (for the avoidance of doubt, this shall include all MRO assets);

(c) all Inventories;

(d) all Equipment, including the Equipment listed on Exhibit D;

(e) all Accounts Receivable;

(f) all Seller Contracts listed in Exhibit E (the “Assumed Contracts”);

(g) all Governmental Authorizations related to the Brand and the Bottling and Packaging Business to the extent transferable to Buyer, including those listed in Schedule 5.17(b);

(h) all data and records related to the Brand, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting data and records, creative materials, advertising materials, promotional material, studies, reports, correspondence, employee email, customer correspondence, and other similar data, documents and records (including data, documents and records stored electronically and all data, documents and, subject to Legal Requirements, copies of all personnel records, for all Hired Active Employees;

(i) all of the intangible rights and property of Seller related to the Brand and the Bottling and Packaging Business, including intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings;

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(k) all claims of Seller against third parties relating to the Assets or the Brand whether Choate or inchoate, known or unknown, contingent or non-contingent;

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(l) all rights of Seller under Assumed Contracts relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof; and

(m) any deposit account held by Seller on behalf of a customer for deposit of or payment of excise taxes.

At any time prior to Closing, Buyer has the right to update Exhibits D, E and/or F to allocate Commonly Used Assets between Buyer and Bottling Acquirer or as otherwise agreed to by the parties hereto.

All of the property and assets to be transferred to Buyer hereunder (including the assets listed on Exhibit F) are herein referred to collectively as the “Assets.”

2.2 Excluded Assets

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder:

(a)       all cash, cash equivalents and short-term investments;

(b)       all minute books, stock records and corporate seals;

(c)       all insurance policies and rights thereunder, including but not limited to refunds of prepayments (except to the extend specified in Section2.1(j) and (k);

(d)       all records that Seller is required by law to retain in its possession;

(e)       all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, and the Bottling Transaction;

(f)       all rights, claims and credits of Seller to the extent relating to any Excluded Assets or any liability other than the Assumed Liabilities;

(g)       any refunds or credits (including interest thereon or claims therefor) with respect to any Taxes;

(h)       any consolidated, combined or unitary tax return that includes Seller;

(i)       all Contracts which are not Assumed Contracts;

(j)       any refunds under the any cash bond[s] .

2.3 Liabilities

(a)       Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)       any trade account payable related to the Brand to the extent reflected as a Current Liability in the calculation of Closing Date Working Capital;

(ii)       Capital Lease Liabilities;

(iii)       any excise Taxes paid for by customers to the extent included in the Accounts Receivable and actually paid to Buyer by the customer after the Closing and any excise Taxes held by Seller on behalf of any customer which Seller actually transfers to Buyer;

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(iv)       any Liability to Seller’s customers related to the Brand to the extend reflected as a Current Liability in the calculation of Closing Date Working Capital incurred by Seller in the Ordinary Course of Business for non-delinquent orders outstanding as of the Effective Time reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and

(v)       any Liability arising after the Effective Time under the Assumed Contracts (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time).

(b)       Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i)       any Liability arising out of or relating to (A) the ownership or operation of the Assets by Seller prior to Closing, (B) any services provided by Seller prior to Closing and (C) any products of Seller to the extent manufactured, produced, bottled or sold prior to the Effective Time; provided, that in the case of clause (B) or (C) such Liability arises out of or relates to any omission, occurrence or event happening prior to the Effective Time;

(ii)       any Liability under any Assumed Contract that arises out of or relates to any Breech that occurred prior to the Effective Time;

(iii)       any Liability related to the Contract;

(iv)       any Liability for Taxes, except as set forth under Section 2.3(a)(v) above;

(v)       any Liability under any Contract that is not as Assumed Contract, including with respect to any Capital Leases;

(vi)       any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business (including the Brand) and prior to the Effective Time;

(vii)       any Liability arising out of or under any employment, severance or termination agreement, union contract, collective bargaining agreement, the Employee Plans or relating to payroll, vacation, sick lease, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, deferred compensation arrangements or obligations, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(viii)       any Liability arising out of any Proceeding pending as of the Effective Time and any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(ix)       any Liability arising out of or related to Indebtedness (and convertible preferred shares) of Seller, including all amounts owned to Colonial Life Insurance Company Limited; and

(x)       any Liability arising out of any Excluded Asset.

2.4 Third Party Consents

To the extent that Seller’s rights under any Contract or Governmental Authorization constituting an Asset may not be assigned to Buyer without the Consent of another Person and such Consent is not obtained on or before the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and in such event Seller shall use its reasonable best efforts to obtain any such required Consent(s) as promptly as possible. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

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3. RESERVED

4. CLOSING

4.1 Closing

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Seller, commencing at 10:00 a.m. (local time) on the later of (a) thirty (30) days after the date hereof or (b) the date that is five (5) Business Days following the satisfaction of the closing conditions in Articles 9 and 10 (other than those to be satisfied at the Closing), unless Buyer and Seller otherwise agree. The Closing will occur simultaneously with the consummation of the Bottling Transaction.

4.2 Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer:

(i)       a bill of sale for all of the Assets that are Tangible Personal Property and Equipment owned by Seller in a form reasonably acceptable to Buyer and Seller (the “Bill of Sale” executed by Seller;

(ii)       an assignment of all of the Assets that are intangible personal property in a form reasonably acceptable to Buyer and Seller, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)       for each interest in Real Property identified on Schedule 5.7, a recordable limited warranty deed, in the form of Exhibit 1 or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

(iv)       assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents, Net Names and Copyrights in a form reasonable acceptable to Buyer and Seller, executed by Seller;

(v)       such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi)       a certificate executed by Seller as to (A) the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.1 and (B) its compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2;

(vii)       a certificate of the Secretary of Seller dated the Closing Date, certifying (A) that resolutions authorizing this Agreement and all transactions contemplated hereby has been approved by the written consent of shareholders owning 50% or more of the outstanding common shares of Seller and (B) that all other shareholders of Seller have been sent copies of the resolutions described in clause (A) above;

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(viii)       a certificate of the President and Secretary of Seller, dated as of the Closing Date, certifying (A) the resolutions duly adopted by the Board of Directors of Seller authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transaction, contemplated hereby, and (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(ix)       a certificate of Good Standing of Seller, certified by the California Secretary of State, dated no earlier than ten (10) days prior to the Closing Date;

(x)       a certificate signed by Seller issued pursuant to and in compliance with Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a foreign person within the meaning of Code Sections 1445; and

(xi)       such other instruments or documents reasonably deemed necessary by Buyer and its counsel to effect the transactions contemplated hereby.

(b) Buyer shall deliver to Seller:

(i)       the Assignment and Assumption Agreement executed by Buyer;

(ii)       a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 10.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 10.2;

(iii)       a certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, certifying (A) the resolutions duly adopted by the Board of Directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(iv)       a Certificate of Good Standing of Buyer, certified by the Nevada Secretary of State, dated no earlier than ten (10) days prior to the Closing;

(v)       copies of the TTB Applications;

(vi)       evidence of bonding as required by Section 10.6 below; and

(vii)       such other instruments or documents reasonably deemed necessary by Seller and its counsel to effect the transactions contemplated hereby.

5. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

5.1 Organization and Good Standing

(a)       Seller is a corporation duly organized and validly existing under the laws of the State of California, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Schedule 5.1 lists the jurisdictions in which Seller is qualified to do business. Seller has no subsidiaries and does not own any shares of capital stock or other securities of any other Person.

(b)       None of the Seller or any of its Affiliates is now or has ever been a Blocked Person. None of Seller or any of its Affiliates, directly or indirectly, (i) conducts or has conducted any business with a Blocked Person, (ii) has contributed any funds, goods or services, to, or received and funds, goods or services from, any Blocked Person, or (iii) has dealt, or otherwise engaged, in any transaction relating to any property or interests in property blocked pursuant to Executive Order 13224.

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5.2 Enforceability: Authority: No Conflict

(a)       This Agreement constitutes the legal, valid and binding obligation of Seller has enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller each other agreement, instrument, certificate or document to be executed or delivered by any or all of Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligation under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by its owners and board of directors (or comparable governing body).

(b)       Except as set forth in Schedule 5.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereunder will, directly or indirectly (with or without notice or lapse of time):

(i)       Breach (A) any provision of any of the articles of organization or operating agreement (or comparable governing documents) of Seller or (B) any resolution adopted by the board of directors (or comparable governing body) or the owners of Seller;

(ii)       Breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereunder or to exercise any remedy or obtain any relief under any Legal Requirement of any Order to which Seller or any of the Assets, may be subject;

(iii)       contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv)       Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract related to the Brand; or

(v)       result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c)       Except as set forth in Schedule 5.2(c), neither Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder.

5.3 RESERVED

5.4 Books and Records

The books of account and other financial records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

5.5 Sufficiency of Assets

Schedule 5.5 is a true and correct list of all Commonly Used Assets. The Assets (together with any Commonly Used Assets not listed on Exhibit F) (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Brand in the manner presently operated by Seller and (b) include all of the operating assets of Seller related to the Brand.

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5.6 Description of Owned Real Property

Schedule 5.6 contains a correct legal description and street address of all tracts, parcels and subdivided lots in which Seller has an ownership interest related to the Brand.

5.7 Leased Real Property

Schedule 5.7 contains a true and correct list of all real property subject to a Lease used in connection with the Brand (the “Leased Property”).

5.8 RESERVED

5.9 Condition of Facilities

(a)       Use of each parcel of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Legal Requirements and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in a repair and operating condition sufficient for the operation of the Business in the Ordinary Course of Business. Schedule 5.9(a) lists the material repairs and maintenance to the Improvements that Seller’s management currently anticipates. Except as set forth in the Survey, no part of any Improvement encroaches on any real property not included in the definition of Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of any parcel of Real Property. Except as set forth in the Survey, the Real Property for each Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use o any Facility as heretofore used in the conduct of the business of Seller.

(b)       The Tangible Personal Property is in a repair and operating condition sufficient for the operation of the Brand as currently conducted by Seller in the Ordinary Course of Business. Schedule 5.9(b) lists the material repairs and maintenance to the Tangible Personal Property that Seller’s management currently anticipates. Schedule 5.9(b) contains true and correct list of all Tangible Personal Property and, except as disclosed in Schedule 5.9(b) all such property is in the possession of Seller, is owned by Seller and free from Encumbrances.

(c)       The Equipment is in a repair and operating condition sufficient for the operation of the Brand as currently conducted by Seller in the Ordinary Course of Business. Schedule 5.9(c) lists the material repairs and maintenance to the Tangible Personal Property that Seller’s management currently anticipates. Schedule 5.9(c) contains a true and correct list of all Equipment and lists and specifically identifies all equipment and parts of equipment that are owned by third parties that are currently in the possess of Seller and used in the Brand. All equipment listed on Schedule 5.10(c) as being owned by Seller is free from all Encumbrances and is in the possession of Seller.

5.10 Accounts Receivable

All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date (which reserves are adequate and calculated consistent with the practice). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff relating to the amount or validity of such Accounts Receivable.

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5.11 Inventories

(a)       All items included in the Inventories consist of a quality and quantity usable and, with respect to finished good, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Schedule 5.11(a) sets forth and specifically identifies all inventory not owned by Seller, including goods already sold, raw materials and finished goods owned by third-parties, that is (i) in the possession of Seller, and (ii) is related to the Brand.

(b)       Except as set forth in Schedule 5.11(b), all of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

5.12 No Undisclosed Liabilities

Except as set forth is Schedule 5.12, Seller has no Liability required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and (ii0 current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet none of which are material in amount.

5.13 RESERVED

5.14 RESERVED

5.15 RESERVED

5.16 Compliance with Legal Requirements: Government Authorizations

(a)       Except as set forth in Schedule 5.16(a), Seller is, and at all times since December 31, 2020 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets and no event has occurred or circumstance exists that may (with or without notice of lapse of time) constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement.

(b)       RESERVED

(c)       The Governmental Authorization listed in Schedule 5.16(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Brand in the manner in which it currently conducts and operates such business and necessary for Buyer to lawfully conduct and operate the Brand after he Closing in the manner operated by Seller prior hereto.

5.17 Legal Proceedings

Except as set forth in Schedule 5.17, there is no pending or, to Seller’s Knowledge, threatened Proceeding (i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereunder. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonable likely to give rise to or serve as a basis for the commencement of any such Proceeding.

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5.18 Absence of Certain Changes and Events

Except as set forth in Schedule 5.18, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)       payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any member, manager, office or employee of Seller or entry into any employment, severance or severance or similar Contract with any member, manager, office or employee of Seller;

(b) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(c) damage to or destruction or loss exceeding $10,000 with respect to any individual Asset, or exceeding $50,000 in the aggregate with respect to all Assets, whether or not covered by insurance;

(d) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party related to the Brand, or (ii) any Contract or transaction related to the Brand involving a total remaining commitment by Seller of at least $100,000;

(e) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any asset or property of Seller (including the Intellectual Property Assets) related to the Brand or the creation of any Encumbrance on any Asset;

(f) cancellation or waiver of any claims or rights relating to the Brand with a value to Seller in excess of $50,000;

(g) indication by any customer or supplier related to the Brand of an intention to discontinue or change the terms of its relationship with Seller;

(h) material change in the accounting methods used by Seller; or

(i) Contract by Seller to do any of the foregoing.

5.19   Contracts; No Defaults

(a) Schedule 5.19(a) contains an accurate and complete list, and Seller has made available to Buyer through Seller’s electronic data room accurate and complete copies, of:

(i) each Seller Contract related to the Brand that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $50,000;

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(ii) each Lease by or to Seller of real or personal property related to the Brand;

(iii) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(iv) each Seller Contract (however named) involving a sharing of profits, losses, costs or Liabilities by Seller with any other Person;

(v) each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity, that contains a “most favored nations” provision or similar provision regarding an adjustment in pricing or limits the freedom of Seller to engage in any line of business or to compete with any Person;

(vi) each Seller Contract relating to the Brand providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

(vii) each power of attorney of Seller relating to the Brand that is currently effective and outstanding;

(viii) each Seller Contract relating to the Brand for capital expenditures in excess of ($25,000);

(ix) each Seller Contract relating to the Brand not denominated in U.S. dollars;

(x) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller related to the Brand other than in the Ordinary Course of Business;

(xi) each Seller Contract with an Affiliate of Seller;

(xii) each Seller Contract which has a term in excess of one year;

(xiii) each Seller Contract pursuant to which Seller stores or warehouses raw materials, products, goods or inventory not owned by Seller whether denominated as a warehouse agreement, aging agreement or otherwise (“Warehouse Agreements”) and providing for storage fees in excess of $10,000 per year; and

(xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Schedule 5.19(b) (i) each Contract identified or required to be identified in Schedule 5.19(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms; and (ii) each Contract identified or required to be identified in Schedule 5.19(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the Consent of any other Person.

(c) Except as set forth in Schedule 5.19(c) (i) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer; (ii) each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract; and (iii) Seller has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

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(d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under any executory Contract relating to the Brand with any Person and no such Person has made written demand for such renegotiation.

5.20 Insurance

(a) Seller has made available to Buyer through Seller’s electronic data room accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party, a list of which is included in Schedule 5.20(a);

(b) Schedule 5.20(b) describes (i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder; (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and (iii) all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Except as set forth in Schedule 5.20(c) (i) all policies of insurance to which Seller is a party or that provide coverage to Seller:  (A) are valid, outstanding and enforceable; and (B) are sufficient for compliance with all Legal Requirements and Seller Contracts; (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; and (iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller.

5.21 Environmental Matters

Except as disclosed in Schedule 5.21:

(a) Seller is currently, and at all times prior has been, in material compliance with all Environmental Laws.  None of Seller or any agent of the foregoing, has any basis to expect, nor has it received, any actual or threatened order, citation, directive, inquiry, claim, notice or other communication from (i) any Governmental Body or private citizen; or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, disposed, imported, used or processed by Seller, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) No Facility is subject to a lien in favor of a third party for reimbursement of cleanup costs, and there has been no cleanup performed on the Facilities which would entitle a third party lien for reimbursement of its cleanup costs.

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(c) Seller does not have any Environmental, Health and Safety Liabilities with respect to any Facility or with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(d) There are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon, except Hazardous Materials stored in material compliance with applicable Environmental Laws.  Neither Seller nor any Person for whose conduct it is or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in material compliance with all applicable Environmental Laws and Governmental Authorizations.

(e) There has been no Release of any Hazardous Materials at or from any Facility or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, except in material compliance with applicable Environmental Laws.

(f) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(g) To Seller’s Knowledge, the Facilities do not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, or similar Legal Requirements, or other especially sensitive or protected areas or species of flora or fauna.

(h) There are no asbestos fibers or materials or polychlorinated biphenyls on or beneath the Facilities.  All underground storage tanks, aboveground tanks and storm system pipes which are included in the Facilities are in material compliance with all applicable Environmental Laws.

(i) Except to the extent set forth in this Agreement, Seller has not expressly assumed the liability of any other Person, nor has Seller agreed to indemnify any other Person, for claims arising out of the Release of Hazardous Materials into the Environment or for any other claims under Environmental Law concerning the Facilities.

(j) Seller shall furnish to Buyer prior to or at Closing any “disclosure document” required by the Responsible Property Transfer Law of California to the extent such law applies to the Facilities (“Disclosure Document”).  Buyer acknowledges the purpose and intent of the Disclosure Document and waives the thirty (30) day deadline for delivery of the Disclosure Document.  Not more than thirty (30) days after the Closing Date, Seller shall record the final Disclosure Document in the office of the county recorder of the county in which each Facility is located and shall file a copy of the final Disclosure Document with the California Department of Environmental Management. Seller may, through an independent professional engineer registered under IC 25-31-1 and otherwise in accordance with applicable Legal Requirements, record documents reporting that environmental defects disclosed in the final Disclosure Document have been eliminated from the property.

5.22 Employees

(a) Schedule 5.22(a) contains a complete and accurate list of the following information for each employee, manager, independent contractor, consultant and agent of Seller related to the Brand, including each employee on leave of absence or layoff status: name; job title; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2010; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee benefit plan.

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(b) Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.  During the 90 day period prior to the date of this Agreement, Seller has terminated two (2) employees in total (including employees employed at the Brand and the Bottling and Packaging Business).

(c) To the Knowledge of Seller, no officer, manager, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, manager, agent, employee, consultant, or contractor to engage in or perform any conduct, activity, duties or practice relating to the Brand.

5.23 Labor Disputes; Compliance

(a) Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining, labor relations, the payment of social security and similar Taxes and occupational safety and health.

(b) Except as disclosed in Schedule 5.23(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2022, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there has been no charge of discrimination filed against or, to Seller’s Knowledge, threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

5.24 Intellectual Property Assets

(a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest and that relates to the Brand including:  (i) all assumed fictional business names, trade names, registered and unregistered trademarks, service marks brands and applications, other than those used under a customer license (collectively, “Marks”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) all rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, recipes and formulas of any kind (including proprietary yeasts and yeast cultures, product formulas, fermentation recipes and formulas and brown goods blending formulas and recipes, including without limitation the approved formulas listed in Schedule 5.24(a)), manufacturing processes, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and (vi) all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

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(b) Schedule 5.24(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $5,000 under which Seller is the licensee.  There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c) Except as set forth in Schedule 5.24(c), the Intellectual Property Assets are all those necessary for the operation of the Brand as it is currently conducted.  Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 5.24(c).  Except as set forth in Schedule 5.24(c), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

(d) Schedule 5.24(d) contains a complete and accurate list and summary description of all Patents.  All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.  No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding, and, to Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.  Except as set forth in Schedule 5.24(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.  All products made, used or sold under the Patents have been marked with the proper patent notice.

(e) Schedule 5.24(e) contains a complete and accurate list and summary description of all Marks. Except as set forth in Schedule 5.24(e), all Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks. To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person. No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way, and, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person. All products and materials containing a Mark bear the proper federal registration notice where permitted by law.  Seller has not received any notice challenging any business name, trade name, registered or unregistered trademark or service mark used by Seller under a customer license.

(f) Schedule 5.24(f) contains a complete and accurate list and summary description of all Copyrights. All of the registered Copyrights are currently in material compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing. To Seller’s Knowledge, (i) no Copyright is infringed or has been challenged or threatened in any way, and (ii) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(g) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement). Seller has good title to and an absolute right to use the Trade Secrets, and, the Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. To Seller’s Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

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(h) Schedule 5.24(h) contains a complete and accurate list and summary description of all Net Names. All Net Names have been registered in the name of Seller. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name. To Seller’s Knowledge, (i) no Net Name is infringed or has been challenged, interfered with or threatened in any way, and (ii) no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(i) Schedule 5.24(i) lists all Software (i) owned by Seller and used in connection with the Brand (the “Proprietary Software”), and (ii) used or held for use by Seller in connection with the Brand but that is not owned by Seller, including any commonly available “shrink wrap” Software copyrighted by third parties, (collectively, the “Third-Party Software”). The Proprietary Software and the Third-Party Software constitute all of the material computer Software necessary for the operation of the Brand as currently conducted. No Person other than Seller possesses any current or contingent right to any source code that is part of the Proprietary Software, and Seller has not granted any Person any current or contingent right to any source code that is part of the Proprietary Software. The Proprietary Software, and any Third-Party Software that is incorporated into the Proprietary Software, performs in accordance with the documentation and other written material used in connection therewith, is in machine-readable form and contains all current revisions. The Proprietary Software and, to Seller’s Knowledge, the Third-Party Software, is free of material defects in operations and contains no disabling devices. The source code for the Proprietary Software will (and is free from defect that would not enable it to) compile into object code or otherwise be capable of performing the functions described in the documentation pertaining thereto. None of the Proprietary Software has been developed with, or incorporates, any “open-source” code.

5.25 Compliance With the Bribery Laws, Export Laws, Anti-Terrorism Laws

(a) Seller and its Affiliates and the respective Representatives of Seller and its Affiliates have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment in excess of one percent (1%) of any amount payable, to (i) any person who is an official, officer, agent, employee or representative of any Governmental Body; (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such political party or official or political office.

(b) Each transaction is properly and accurately recorded on the books and records of Seller, and each document upon which entries in Seller’s books and records are based is complete and accurate in all material respects.  Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

(c) Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes and all Anti-Terrorism Laws.

(d) Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

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5.26 Suppliers; Customers; Product Liability; Product Labeling

(a) Schedule 5.27(a) lists the top ten (10) customers of the Brand by dollar sales volume during the fiscal year ended December 31, 2021. No customer listed in Schedule 5.27(a) hereto has terminated its business relationship with Seller or, to Seller’s knowledge, intends to materially reduce the volume of goods or services it is purchasing from the level of goods or services purchased by such customer in 2020.

(b) Schedule 5.26(b) lists the top ten (10) suppliers of the Brand by dollar volume of purchases during the fiscal year ended December 31, 2021. Except as set forth on Schedule 5.26(b), there are no suppliers of products or services to the Brand which are material to the Brand.  None of the suppliers listed in Schedule 5.26(b) has indicated its intention to terminate its business relationship with Seller or, to Seller’s Knowledge, intends to terminate or reduce the level of products or services supplied to Seller by more than 20% from the level of products or services supplied by such supplier in 2021, or change the price or terms on which such products or services are sold to Seller by more than 20% compared to calendar year 2021.

(c) Except as set forth in Schedule 5.26(c), Seller is not now, and has never been, the subject of any product liability claim or recall in connection with any products designed, manufactured, produced, bottled or sold by Seller; to the Knowledge of Seller no such claim or recall has been threatened, and Seller is not aware of any fact or circumstance reasonably likely to result in any such claim or recall.

(d) Except as set forth in Schedule 5.26(d), all products packaged or labeled by the Brand have been packaged and labeled in accordance with all applicable Laws, including the Food, Drug and Cosmetic Act and the rules and regulations promulgated pursuant thereto.

(e) Except as set forth in Schedule 5.26(e), Seller has at all times been in material compliance with all applicable Legal Requirements relating to the regulation of alcoholic beverages.  Seller has provided Buyer with a true and accurate copy of all correspondence or other documents related to those items listed or required to be listed on Schedule 5.27(e).

5.27 Relationships With Related Persons

Except as disclosed in Schedule 5.27, Seller has no interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. Seller owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 5.27, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than 1% of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 5.27, Seller is not a party to any Contract with, or has any claim or right against, Seller.

5.28 Brokers or Finders

Except as set forth in Schedule 5.29, none of Seller, or its respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the transactions contemplated hereunder.

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5.29 Warehouse Agreements

Schedule 5.29 contains a true and correct list of all Warehouse Agreements, together with a description of the parties thereto, the term and details as to specific types and quantities of products, goods or inventory being stored or warehoused by Seller for each such agreement. There is no discrepancy between the types and quantities of products, goods or inventory being stored by Seller and the expectations of any other party to any such Warehouse Agreement.

5.30 Disclosure

No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Section 4.2(a) or otherwise in connection with the transactions contemplated hereunder contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

5.31 No Other Representations

Buyer acknowledges that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, the Schedules and documents delivered pursuant to this Agreement and the Schedules, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in this Agreement, the Schedules and documents delivered pursuant to this Agreement and the Schedules.

6. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1 Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full company power and authority to conduct its business as it is now conducted.

6.2 Authority, No Conflict

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary company action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereunder by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated hereunder pursuant to (i) any provision of Buyer’s articles of organization or operating agreement (or comparable governing documents); (ii) any resolution adopted by the board of managers or the owners of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder.

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6.3 Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereunder. To Buyer’s Knowledge, no such Proceeding has been threatened.

6.4 Brokers or Finders

Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereunder.

7. COVENANTS OF SELLER PRIOR TO CLOSING

7.1 Access and Investigation

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall:

(a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller;

(b) afford Buyer and its Representatives access to make reasonable installations of cable, telecommunications, internet and other infrastructure necessary or desirable to have the Brand operating, as intended by Buyer, on the Closing Date, particularly with respect to the information technology systems;

(c) furnish Buyer Group with copies of all such Contracts (related to the Brand), Governmental Authorizations, books and records and other existing documents and data as Buyer may reasonably request;

(d) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and

(e) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Real Property, Leased Property, Inventory and Tangible Personal Property, Equipment and Inventories inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property, Leased Property, Tangible Personal Property, Equipment and Inventories, with respect to such matters as Buyer deems appropriate, including elevations and topography, soil conditions, cultural or historical matters, paved areas, storm water drainage, environmental matters, availability of utilities, roof, foundation and other structural and mechanical matters. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed.

7.2 Operation of the Business of Seller

Between the date of this Agreement and the Closing, Seller shall:

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(a) conduct its business only in the Ordinary Course of Business;

(b) except as otherwise directed by Buyer in writing, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, employees, agents and others having business relationships with it;

(c) confer with Buyer prior to implementing operational decisions of a material nature;

(d) otherwise report to Buyer concerning the status of its business, operations and finances upon Buyer’s request from time to time;

(e) make no material changes in management personnel without prior consent of Buyer;

(f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and in the same manner in which they have been operated and maintained before the date hereof;

(g) maintain all data for the [computer] system, and maintain the [computer] license, such that Buyer shall have use of and access to any and all data relating to the Brand at and after Closing;

(h) keep in full force and effect, without amendment, all Contracts and Governmental Authorizations relating to the Brand;

(i) comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;

(j) continue in full force and effect the insurance coverage under the policies set forth in Schedule 5.21 or substantially equivalent policies;

(k) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer;

(l) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Brand from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(m) upon request from time to time, execute and deliver all documents and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;

(n) maintain all books and records of Seller relating to the Brand in the Ordinary Course of Business; and

(o) provide written reports to Buyer by noon on Friday of each week setting forth Seller’s planned distillery inventory production and planned purchases of grain stock, distillers’ dried grain and coal for the following week.

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7.3 Negative Covenant

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 5.15 or 5.19 would be likely to occur; (b) make any modification to any Contract (of a type required to be listed in Schedule 5.20(a)) or Governmental Authorization or enter into any Contract (of a type required to be listed in Schedule 5.20(a)) (c) allow the levels of Regular Stock, Grain Stock, Coal Stockpiles and other levels of raw materials, work-in-process, supplies or other materials included in the Inventories to exceed at any time the average levels of each such item during the three months immediately preceding the date of this Agreement; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities.

7.4 Required Approvals

As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated hereunder. Seller shall (i) cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the transactions contemplated hereunder; and (ii) cooperate with Buyer and its Representatives in obtaining all Consents necessary for the consummation of the transactions contemplated hereunder.

7.5 Notification

Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Such notification shall not affect any rights of Buyer under Section 11.2 and Article 13. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

7.6 No Negotiation

Until such time as this Agreement shall be terminated pursuant to Section 11.1, Seller shall not and shall cause its Affiliates, Representatives and Related Persons not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals of any type or enter into any confidential agreement, letter of intent, purchase agreement, merger agreement or similar agreement with or provide any information to any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale of Seller’s equity, the merger or consolidation of Seller or the sale of Seller’s business or assets, the liquidation or similar extraordinary transaction with respect to Seller.  Seller shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller.  Promptly after the date hereof, Seller will, and will cause their Representatives to, terminate any such negotiations or discussions ongoing prior to the date hereof.

7.7 Change of Name

On or before the Closing Date, Seller shall (a) amend its articles of organization and operating agreement (and other comparable governing documents) and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer, if it so chooses, to change its name to Seller’s present name.

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7.8 Payment of Liabilities

Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.  Buyer and Seller hereby waive compliance with any bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the transactions contemplated herein.

7.9 RESERVED

7.10 WARN Act

Immediately after the date of this Agreement, Seller shall deliver WARN notices in a form or forms as required by the WARN Act (and applicable Legal Requirements) to each Person who is entitled by the WARN Act to receive such notice in connection with the transactions set forth herein [and with respect to the Bottling Transaction] and will supplement or issue such additional notice or notices as required by the WARN Act or other Legal Requirements, including without limitation, to address any potential delays in Closing.

7.11 RESERVED

8.       COVENANTS OF SELLER PRIOR TO CLOSING

8.1       Required Approvals

As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereunder. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 5.2(c); provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 8.1.

9.       CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

9.1       Accuracy of Representations

All representations and warranties of Seller and Elite Beverage International, Inc., in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the time of the Closing as if then made, except the representations and warranties in Sections 5.1, 5.2, and 5.29 shall be true and correct in all respects and that in determining the accuracy of representations and warranties in this Section 9.1, all qualifications of “material”, “materially”, “materiality” or similar limitations shall be disregarded.

9.2       Seller’s Performance

All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

9.3       RESERVED

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9.4       Additional Documents

Seller shall have caused the documents and instruments required by Section 4.2(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name “Elite Beverage International, Inc.” or any derivative thereof;

(b) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets; and

(c) Certificates dated as of a date not earlier than the tenth Business Day prior to the Closing as to the payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Indiana and each jurisdiction in which Seller is licensed or qualified to do business as a foreign company as specified in Schedule 5.1(a).

9.5       No Proceedings

There shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, or against Seller or against any Related Person of Seller any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated hereunder or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated hereunder. There shall not be in effect any Legal Requirement or any injunction or other Order that (y) prohibits the consummation of the transactions contemplated hereunder or (z) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.6       [RESERVED]

9.7       RESERVED

9.8       Governmental Authorization

Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets and the Brand from and after the Closing.

9.9       Environmental Report

Buyer at its expense shall have ordered and received an environmental site assessment report with respect to Seller’s Facilities, which report shall be acceptable in form and substance to Buyer in its sole discretion.

9.10       Employees

(a) Buyer shall have entered into employment agreements with those employees of Seller identified in Exhibit K.

(b) Those key employees of Seller identified on Exhibit K, or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date.

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9.11       Due Diligence

Buyer shall be satisfied, in its sole and absolute discretion, with the results of its business, legal, accounting and other due diligence investigations of Seller, the Assets and the Brand.

10.       CONDITIIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and Seller’s obligation to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

10.1       Accuracy of Representations

All representations and warranties of Buyer in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the time of the Closing as if then made.

10.2       Buyer’s Performance

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

10.3       No Injunction

There shall not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the consummation of the transactions contemplated hereunder and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10.4       TBD Application

On or before the Closing Date, the Buyer shall have filed with the U.S. Alcohol and Tobacco Tax and Trade Bureau (“TTB”) and furnished to the Seller copies of the following TTB permit applications with respect to the Premises (collectively, the “TTB Applications”): (a) distilled spirit plant permit; (b) basic permit; and (c) operating permit.

10.5       Distilled Spirits Bond

On or before the Closing Date, the Buyer shall have posted an appropriate distilled spirits bond in favor of the TTB to secure the Buyer’s tax obligations.

10.6       Utilities

Buyer shall have furnished the Seller with evidence satisfactory to the Seller that all utility service with respect to the Premises has been changed such that Buyer shall be financially responsible for such all service on and after the Effective Time.

11.       TERMINATION

11.1       Termination Events

By notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

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(a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;

(b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

(c) by Buyer if satisfaction of any condition in Article 9 is or becomes impossible prior to the Outside Closing Date (as defined below) (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by Seller if satisfaction of any condition in Article 10 is or becomes impossible prior to the Outside Closing Date (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e) by mutual consent of Buyer and Seller;

(f) by Buyer if the Closing has not occurred on or before the Outside Closing Date or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or

(g) by Seller if the Closing has not occurred on or before the Outside Closing Date, or such later date as the parties may agree upon, unless Seller is in material Breach of this Agreement.

For purposes hereof, “Outside Closing Date” shall mean December 31, 2024; provided, however, the Outside Closing Date shall be extended to May 31, 2025 if, despite their respective Best Efforts, either Buyer or Bottling Acquiror has not received Governmental Authorizations prior to December 31, 2024 as are necessary for Buyer or Bottling Acquiror to operate the Brand or Bottling and Packaging Business, respectively, from and after the Closing.

11.2       Effect of Termination

Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 11.2 and Articles 14 and 15 will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

12.       ADDITIONAL COVENANTS

12.1       Employees and Employee Benefits

(a) Information on Active Employees.  For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for the Brand who are (i) bargaining unit employees currently covered by a collective bargaining agreement, or (ii) employed in the Brand as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Buyer.

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(i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Within seven (7) days of the Closing Date, Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”).  Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel records (including performance appraisals and disciplinary actions, but excluding medical records and grievances) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date.  Effective immediately before the Closing, Seller will terminate the employment of all Hired Active Employees and all other Active Employees, other than any such Active Employee who is specifically retained by Seller beyond the Closing Date, and Seller shall be obligated to meet all of its legal obligations to the terminated Hired Active Employees, terminated  Active Employees and all Active Employees retained by Seller.

(ii) None of Seller or their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing.  Buyer shall inform Seller of the identities of those Active Employees to whom it will not make employment offers and Buyer shall have no obligation to the Seller in connection with Seller’s duties in complying with the WARN Act as to any Active Employees.

(iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment, if any, as referenced in this Section 12.1 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c) Salaries and Benefits.

(i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to all Seller’s employees, whether or not such employee becomes a Hired Active Employee, with respect to their services as employees of Seller through the Effective Time on the Closing Date, including pro rata bonus payments and payments, whether or not paid pursuant to any Legal Requirement, that may be paid with respect to vacation, sick, or other leave accrued prior to the Closing Date; and (B) the payment of any termination or severance payments that may be due to any employee of Seller, whether or not such employee becomes a Hired Active Employee; and (C) any and all payments to current or former employees of Seller required under the WARN Act.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries under the Employee Plans.

(iii) Seller shall be responsible and liable for providing continuation coverage mandated by COBRA under a group health care plan maintained by Seller for any current or former employee of Seller, or any qualified beneficiary thereof, within the meaning of Code Section 4980B(g)(1), who, as of the Closing Date, is (A) entitled to such continuation coverage as a result of a qualifying event (as defined in Section 4980B of the Code) that occurred before or occurs in connection with the transactions contemplated by this Agreement or the Bottling Transaction, including continuation coverage for any Active Employee who does not become a Hired Active Employee, or (B) receiving continuation coverage under a group health care plan sponsored by Seller or ERISA Affiliate. Notwithstanding any other provision of this Agreement to the contrary, should Seller cease to maintain any group health plan such that the obligation to provide COBRA continuation coverage to all persons who are “M&A qualified beneficiaries” (as described in IRS Regulation Section 54.498B-9, Q&A-4) with respect to the transactions contemplated by this Agreement (“COBRA Beneficiaries”) shifts to Buyer by operation of law, Seller and the Parent Company, jointly and severally, shall reimburse Buyer for any and all expenses incurred (including, but not limited to, claims incurred under the group health plan, administrative fees, insurance or reinsurance premiums, etc.) by Buyer or its Affiliates or any plans of Buyer or its Affiliates in excess of the premiums collected from the COBRA Beneficiaries and any actual reinsurance recoveries to the extent attributable to COBRA continuation coverage provided to the COBRA Beneficiaries.  Buyer shall invoice Seller and the Parent Company monthly with respect to such expenses, and Seller and the Parent Company shall be obligated to make full payment of each such invoice within thirty (30) days of the date of receipt of such invoice.  If the Seller and the Parent Company should fail to timely make payment with respect to any such invoice, the Seller and the Parent Company shall also be obligated to pay interest with respect to the unpaid amounts at the rate of ten percent (10%) per annum.

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(iv) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to the Employee Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension).

(d) Seller’s Retirement and Savings Plans.  All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result.

(e) Collective Bargaining Matters.  Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the transactions contemplated hereunder. Any bargaining obligations of Buyer, if any, with any union with respect to bargaining unit employees subsequent to the Closing, shall be the sole responsibility of Buyer.

(f) Prior to the Closing Date, the Seller shall take all action necessary to correct (whether under the United States Department of Labor Voluntary Fiduciary Correction Program or otherwise) or pay Taxes with respect to any “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist that have occurred with respect to any Employee Plan prior to Closing. Seller shall provide evidence of such correction to Buyer no later than five days prior to the Closing Date.

12.2       Payment of All Taxes Resulting From Sale of Assets By Seller

Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

12.3       Payment of Other Retained Liabilities

In addition to payment of Taxes pursuant to Section 12.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from any amounts owed to Seller.  Buyer shall receive full credit under this Agreement for all payments so made.

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12.4       RESERVED

12.5       Retention of and Access to Records

At the Closing, Seller shall provide Buyer ownership of the originals of any and all documents, statements, data and records of Seller that relate to any business, employment (excluding any medical records), financial, tax or accounting matters of Seller, including historical financial statements, financial and accounting records and data, and all other documents, records or data relating to accounts payable, accounts receivable, customers, suppliers, employees (excluding medical records) or other financial, tax or accounting matters of Seller (other than Seller’s minute books and stock records of which Seller shall provide Buyer copies).  After the Closing Date, Buyer shall provide Seller and its Representatives reasonable access to such records during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Seller in such notice.

12.6       Further Assurances

Subject to the proviso in Section 8.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information that any party hereto may reasonably request; (b) execute and deliver to each other party such other documents as such other party may reasonably request; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereunder.

12.7       Refunds and Remittances

(a) If after the Closing Seller or any of its Affiliates receives any amount which is an Asset or is otherwise properly due and owing to Buyer or any of its Affiliates under this Agreement, Seller shall promptly remit, or shall cause to be remitted, such amount to Buyer.

(b) If after the Closing Buyer or any of its Affiliates receives any amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Affiliates under this Agreement, Buyer shall promptly remit, or shall cause to be remitted, such amount to Seller.

12.8       Insurance

Seller shall name Buyer as an additional insured on all policies of insurance insuring them with respect to any and all of the products manufactured, assembled, packaged, bottled or sold prior to the Closing by Seller.  At the Closing, Seller shall deliver to Buyer certificate of insurance evidencing such coverage.

12.9       IT Transition

For a period of 12 months after the Closing (the “Transition Period”), Seller shall maintain its information technology systems such that Buyer may use all such systems to operate the Brand.  In exchange for maintaining Seller’s systems for 12 months. Buyer agrees to reimburse Seller 50% percent of the monthly fees payable under the Contract during the Transition Period.

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13       INDEMNIFICATION; REMEDIES

13.1       Survival

All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, any supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 4.2 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereunder, subject to Section 13.6.

13.2       Indemnification and Reimbursement by Seller and Parent Company

(a) From and after the Closing, Seller will indemnify and hold harmless Buyer, and its Representatives, owners, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(i) any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Schedule) or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement (without giving effect to any qualifiers or exceptions relating to materiality);

(ii) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(iii) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the transactions contemplated hereunder;

(iv) any Liability arising out of or with respect to any Warehouse Agreements, including based on discrepancies or claimed discrepancies between the types and quantities of products, goods or inventory being stored by Seller at Closing and the expectations of any other party to any such Warehouse Agreement;

(v) any matter disclosed in Schedules 5.18(a)

(vi) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the transactions contemplated hereunder;

(vii) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action or inaction of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;

(viii) any matter related to the Excluded Assets; and

(ix) any Retained Liabilities.

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13.3       Indemnification and Reimbursement by Seller – Environmental Matters

(a) In addition to the other indemnification provisions in this Article 13, from and after the Closing, Seller will indemnify and hold harmless the Buyer Indemnified Persons, and will reimburse the Buyer Indemnified Persons for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(i) any Environmental, Health and Safety Liabilities arising out of or relating to:  (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Seller, and the Excluded Assets or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; and

(ii) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

(b) Notwithstanding Section 13.3(a) above, Seller shall not:

(i) be required to remove or pay costs associated with the abatement or removal of asbestos as disclosed in Schedule 13.3 but shall remain liable for and jointly and severally indemnify the Buyer Indemnified Parties for any other Damages associated with such asbestos (including claims for death or personal injury to any person); or

(ii) be liable to the Buyer Indemnified Persons for Damages in connection with injury to individuals or damage to the property of any third party caused by Hazardous Materials used or produced in the Ordinary Course of the Brand that are disclosed by Seller in the Disclosure Schedules to this Agreement to the extent, and only to the extent, such Damages result solely from exposure after the Closing to such Hazardous Materials at the real property acquired by Buyer hereunder.

(c) Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 13.3. The procedure described in Section 13.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 13.3.

13.4       Indemnification and Reimbursement by Buyer

From and after the Closing, Buyer will indemnify and hold harmless Seller, and will reimburse Seller for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement (without giving effect to any qualifiers or exceptions relating to materiality);

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

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(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the transactions contemplated hereunder; and

(d) any Assumed Liabilities.

13.5       Limitations of Liability

(a) Subject in all respects to Section 13.5(f) below, Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 13.2(a)(i) (other than with respect to any claim for the Breach of any representation or warranty set forth in Sections 5.1, 5.2, 5.9, 5.14, 5.16, 5.22 or 5.29, to which the limitations set forth in this Section 13.5(a) shall not apply) until the total of all Damages with respect to such matters exceeds $100,000 (the “Deductible”), in which event Seller shall be responsible only for Damages relating thereto in excess of the Deductible up to $2,000,000 (the “Cap”).

(b) Subject in all respects to Section 13.5(f) below, Seller shall have no liability (for indemnification or otherwise) under Section 13.2(a)(i) for the Breach of any representation or warranty set forth in Sections 5.1, 5.2, 5.9, 5.16, 5.22 and 5.29 for any Damages relating thereto in excess of [the Purchase Price.]

(c) Subject in all respects to Section 13.5(f) below, Seller shall have no liability (for indemnification or otherwise) under Section 13.2(a)(viii) and (ix) for any Damages relating thereto in excess of the Purchase Price.

(d) Subject in all respects to Section 13.5(f) below, Seller shall have no liability (for indemnification or otherwise) under Section 13.3 for any Damages relating thereto in excess of the [Purchase Price.]

(e) Subject in all respects to Section 13.5(f) below, in the event that Buyer Indemnified Persons suffer any Damages in respect of any Retained Liability and such Damages also result from the breach of a representation or warranty hereunder by Seller for which Buyer Indemnified Persons may assert a claim for indemnification under Section 13.2(a)(i) above, such Damages shall be subject to the limitations set forth in Sections 13.5(a) and (b) above.

(f) Notwithstanding any other provision of this Agreement, or any other document, instrument or agreement, to the contrary, including the provisions of Sections 13.5(a) through (e) above, and Section 13.6, Seller shall indemnify and hold the Buyer Indemnified Parties harmless from any and all Damages (without any limitation whatsoever as to amount or duration) arising from, through or in any manner relating to any of the following Liabilities (whether resulting from a Breach of any representation or warranty, such Liabilities being characterized as Retained Liabilities hereunder, or otherwise):

(i) Any and all Liabilities for Taxes of Seller or any of its Affiliates, whether relating to the Brand,[ the Bottling and Packaging Business,] or otherwise (other than to the extent such Taxes are Assumed Liabilities under Section 2.3(a)(iii) above);

(ii) Any and all Liabilities for Indebtedness;

(iii)  Any and all Liabilities relating to any Proceeding pending as of the Effective Time;

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(iv) Liabilities associated with, or arising from, through or in any manner relating to, the Bottling and Packaging Business prior to the Effective Time; and

(v) Damages resulting from any fraud or intentional misrepresentation.

13.6       Time Limitations

(a) If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to Section 13.2(a)(i) only if on or before twenty-four (24) months from the Closing Date, Buyer notifies Seller or Parent Company of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer; provided, however, claims with respect to Sections 5.1, 5.2, 5.9 and 5.29 may be made indefinitely, and claims with respect to Sections 5.14, 5.16 and 5.22 may be made at any time within 45 days after the date on which the statute of limitations applicable to the matter covered by such representations and warranties expires.

(b) If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to Section 13.4(a) only if on or before twenty-four (24) months from the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

13.7       RESERVED

 3.8       Third-Party Claims

(a) Promptly after receipt by a Person entitled to indemnity under Sections 13.2, 13.3 (to the extent provided in the last sentence of Section 13.3) or 13.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 13.8(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 13 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (1) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (2) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) Business Days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

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(c) Notwithstanding the foregoing, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 15.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 13: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 13, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

13.9       Other Claims

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

13.10       Non-Scheduled Assets

[RESERVED]

13.11       Exclusive Remedy

After the Closing, the indemnification provision set forth in this Article 13 are and shall be the sole and exclusive remedy of each party with respect to this Agreement and the transactions contemplated herein, other than claims for fraud or willful misconduct for which a party suffering Damages arising therefrom may bring suit outside of this Agreement;provided, however, this sentence shall not be deemed a waiver by any party of its right to seek specific performance or injunctive relief in accordance with Section 15.5 in the case of another party’s failure to comply with the covenants made by such party to be performed after the Closing.

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14.       CONFIDENTIALITY

14.1       Confidential Information

After the Closing Date, Seller shall maintain in confidence all proprietary and confidential business and other information that is related to the Brand, including Trade Secrets, product specifications, recipes, formulations, data, know-how, formulae, processes, designs, sketches, graphs, drawings, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, supplier lists, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans (“Confidential Information”), unless (a) such information is already known to the receiving party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Seller or a Parent Company, or (b) the furnishing or use of such information is required in connection with legal, administrative, regulatory or investigative proceedings (in which case Seller and Parent Company shall promptly notify Buyer so that Buyer may attempt to restrict or prohibit such disclosure).

15.       GENERAL PROVISIONS

15.1       Expenses

Except, as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

15.2       Public Announcements

Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereunder will be issued, if at all, at such time and in such manner as Seller, Buyer and Bottling Acquiror jointly determine; provided, however, Buyer shall be free to issue such press releases or make any public filings as it deems necessary or advisable with respect to this Agreement or the transactions set forth herein under applicable securities laws or listing requirements without seeking the consent of Seller or Bottling Acquiror.  Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the transactions contemplated hereunder, and Buyer will have the right to be present for any such communication.

15.3       Notices

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties)

Each of the Parties agrees to email the other party no later than June 10, 2024 with a current address for use under this Notices provision.

Seller:	with a copy to:
Buyer:	with a copy to:

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15.4       Jurisdiction; Service of Process; Waiver of Jury Trial

(a) Any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereunder shall be brought exclusively in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereunder in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

(b) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

15.5       Enforcement of Covenants

Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the covenants of this Agreement are not performed in accordance with their specific terms and that any Breach of a covenant by Seller or Parent Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any covenant of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the covenants of this Agreement, without posting any bond or other undertaking.

15.6       Waiver; Remedies Cumulative

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

15.7       Entire Agreement and Modification

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent, exclusivity agreement and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

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15.8       Assignments, Successors and No Third-Party Rights

(a) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary of Buyer or to any Person acquiring all or any part of the Assets or Brand from Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 15.8.

(b) Other than with respect to the Buyer Indemnified Persons, no provision of this Agreement, including without limitation Section 12.1, shall create any third-party beneficiary rights in any person, entity, or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any employee benefit plan, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan that is or may in the future be maintained by the Buyer.  No provision of this Agreement, including without limitation Section 12.1, shall be deemed to amend any employee benefit plan that is or may in the future be maintained by the Buyer.

15.9       Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.10       Governing Law

This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or by other electronic means (including by pdf) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or by other electronic means (including by pdf) shall be deemed to be their original signatures for all purposes.

[Signatures follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:	STELLAR SPIRITS AND WINES, INC.

By:	/s/ Luis Cota
Name:	Luis Cota
Title:	President & CEO

SELLER:	ELITE BEVERAGE INTERNATIONAL, INC.

By:	/s/ Steve Rice
Name:	Steve Rice
Title:	President & CEO

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